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                                                                    EXHIBIT 99.3

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                            Alliance Imaging, Inc.



                                 NEWS RELEASE


Alliance Imaging, Inc.                             The Financial Relations Board
Kenneth S. Ord                               Karen Taylor -- General Information
Executive Vice President                         Moira Conlon -- Analyst Contact
Chief Financial Officer                                           (310) 442-0599
(714) 688-7100
www.allianceimaging.com


                           ALLIANCE IMAGING ACQUIRES
                           SMT HEALTH SERVICES INC.


        ANAHEIM, CA (May 14, 1999) -- Alliance Imaging, Inc. ("Alliance") (Nasdaq:SCAN), the nation's largest provider of hospital-based fixed-site and mobile magnetic resonance imaging ("MRI") and computed tomography ("CT") services, announced that it has consummated the acquisition of Three Rivers Holding Corp., the parent corporation of SMT Health Services Inc., ("SMT") in a stock-for-stock merger. SMT is a regional mobile MRI provider with 35 mobile MRI systems serving 144 customers in 10 states. As a result of the acquisition, Alliance operates over 285 MRI systems nationwide, and provides several other outsourced healthcare services, including CT, nuclear medicine and lithotripsy.

        As part of the transaction, Alliance issued approximately 1,644,000 shares of stock and refinanced $62.0 million of SMT's bank indebtedness, which Alliance financed with a new bank term loan. SMT will continue to operate as an indirect subsidiary of Alliance and SMT's existing equipment indebtedness of approximately $4.4 million will continue as obligations of SMT.

        Alliance Imaging, Inc., an affiliate of Apollo Management, L.P., is a leading provider of comprehensive diagnostic imaging and therapeutic services to hospitals and other healthcare providers. Services are provided on either a mobile, shared-user basis or on a full-time single-user basis. For more information about Alliance Imaging, Inc. via facsimile, call 1-800-PRO-INFO and dial client code "SCAN".